EXHIBIT 5.1

[LETTERHEAD OF HELLER EHRMAN WHITE & MCAULIFFE LLP]

October 1, 2004

Neurobiological Technologies Inc.

3260 Blume Drive, Suite 500

Richmond, California 94806

Re:	Neurobiological Technologies, Inc. Registration Statement on Form S-3 for 4,774,333 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Neurobiological Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about October 1, 2004 (as may be further amended or supplemented, the “Registration Statement”), for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”), 2,399,163 shares of the Company’s Common Stock, $0.001 par value per share (the “Issued Shares”), issued in connection with the Agreement and Plan of Reorganization, dated July 14, 2004 (the “Agreement”) by and among the Company, Empire Acquisition Corp. and Empire Pharmaceuticals, Inc. and 2,375,170 shares of the Company’s Common Stock (the “Issuable Shares”) issuable in connection with the Agreement. The Issued Shares and the Issuable Shares are referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of the Company’s charter and bylaws documents, the corporate proceedings taken by the Company in connection with the Agreement and the issuance of the Shares and such other corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as conformed or photo copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Based on such review, subject to the assumptions stated above and relying on the statements of facts contained in the documents, instruments, records, certificates, statements and representations described above, and assuming issuance of the Shares in accordance with the terms of the Agreement, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Issued Shares are legally issued, fully paid and non-assessable, and (iii) the Issuable Shares (if, as and when so issued) will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration

October 1, 2004

Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein, including any future changes in the Company’s charter or in applicable law or any future issuance of securities by the Company. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Heller Ehrman White & McAuliffe LLP